Exhibit 99.1

              Telular Corporation Announces Fourth Quarter Results

    VERNON HILLS, Ill.--(BUSINESS WIRE)--Oct. 30, 2003--Telular Corporation (Nasdaq: WRLS) reported revenue of $11.3 million for its fourth quarter ended September 30, 2003, compared to $16.6 million for the same period last year. The Company reported a fourth-quarter net loss of $3.2 million, or $0.25 per share, compared to breakeven last year.
    "Our fourth quarter results reflect the heavy investments we are making. Despite weak global economic conditions and lower quarterly revenues, we spent $1.0 million more during the fourth quarter and $1.7 million more during the full fiscal year on new products and market development than the comparable previous periods. We are also working to expand our markets by aggressively pricing certain products, which has temporarily reduced gross margin," said Kenneth E. Millard, Chairman and Chief Executive Officer.
    For the full fiscal year 2003, the Company reported revenue of $63.0 million, compared to $58.7 million last year for the same period. The Company reported a net loss of $3.9 million, or $0.30 per share, for fiscal year 2003, compared to a net loss of $3.0 million, or $0.23 per share, last fiscal year.

    Operating Details

    Fixed Wireless sales of $7.9 million decreased 41% during the fourth quarter from the same period last year, while Wireless Alarm revenues of $3.4 million increased 2% over the same period last year. On a full fiscal year basis, Fixed Wireless sales of $50.2 million increased 8% from $46.3 million during the same period last year. On the same basis, Wireless Alarm revenues increased 4% to $12.8 million over the same period last year.
    The Company said that it did not have any sales of desktop phones to Mexico during the fourth quarter of fiscal year 2003, compared to $7.2 million for the same period of last fiscal year. The Company also said that sales of desktop phone to Mexico were $25.1 million and $25.5 million for the full fiscal years 2003 and 2002, respectively.
    "Lower shipments of desktop phones to Mexico was the primary cause of the decrease in revenue during the fourth quarter compared to last year. If you set aside desktop phone shipments to Mexico last fiscal year, our revenue grew 20% in the fourth quarter and 14% for the full fiscal year," added Millard.
    The Company's gross margin declined to 23% from 29% last year for the fourth quarter. For the full fiscal year, gross margin of 28% is unchanged from fiscal year 2002.
    Operating expenses for the fourth quarter increased 25% from last year as Engineering and Development expenses and Selling and Marketing expenses increased 30% and 26%, respectively, reflecting the heavy investments in new products and market development. For the full fiscal year, operating expenses increased 10% over last year due primarily to a 19% increase in Engineering and Development expenses related to the new products.
    "In many Latin American and Southeastern Asian markets, expansion of fixed wireless is impacted by the relationship between price points for our products with prices for mobile telephones. To achieve this, we are aggressively investing in new lower-cost products and aggressively pricing certain existing products. We are seeing increased market demand in all of these markets," explained Millard.
    During the fourth quarter, the Company used $3.1 million of cash for operations, compared to $2.5 million of cash generated from operations during the same period of last year. For the full fiscal year 2003, the Company used $5.8 million of cash for operations compared to using $1.2 million in operations during the same period last year.
    "In addition to significant investments in products and markets, we have also invested over $3.5 million in a technology license and specialized test equipment this fiscal year," added Millard.

    New Board Member Appointed

    Separately, Telular reported that Mr. Brian J. Clucas was appointed an independent director and chairman of the audit committee on October 28, 2003. Mr. Clucas is V.P of Audit Services at Illinois Tool Works Inc. Mr. Clucas succeeds Mr. Mitchell H. Saranow, who resigned from the board. The Company thanked Mr. Saranow for his service on its board.

    Investor Conference Call

    Telular's quarterly conference call will be held today, October 30th at 10:00 A.M. CST. To participate on the teleconference from the United States dial 1-800-288-8960 at least 15 minutes prior to the start of the call. International attendees wishing to participate on the call can gain access by dialing +1-612-288-0318. You may also monitor the call via webcast at www.vcall.com.

    About Telular

    Telular Corporation is a leader in the design and manufacturing of wireless products. Telular's proprietary telecommunications interface technology enables standard phones, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. Their product lines incorporate the world's leading cellular standards (CDMA, GSM, TDMA, AMPS) and are marketed worldwide. Headquartered in Vernon Hills, Illinois, Telular has regional sales offices in Atlanta, Miami, London, Singapore, Mexico City, Beijing and Johannesburg. For further company information, visit Telular at http://www.telular.com.

    Please be advised that some of the information in this release presents the Company's intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the fiscal year ended September 30, 2002. Copies of these filings may be obtained by contacting the Company or the SEC.


                         TELULAR CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                     AND STATEMENTS OF CASH FLOWS
              (Dollars in thousands, except share data)


                            BALANCE SHEET

                                        September 30,    September 30,
                                            2003             2002
                                        -------------    -------------

 ASSETS
  Cash and cash equivalents            $      23,861    $      33,812
  Restricted cash                                  -            3,789
  Trade accounts receivable, net of
   allowance for doubtful accounts
   of $103 and $104 at
   September 30, 2003 and 2002,
   respectively                                8,328            9,613
  Inventories, net                            11,184            7,192
  Prepaid expenses and other current
   assets                                        556              859
                                        -------------    -------------
  Total current assets                        43,929           55,265

  Property and equipment, net                  3,475            3,328
  Other assets                                 5,457            3,232

                                        -------------    -------------
  Total assets                         $      52,861    $      61,825
                                        =============    =============


 LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities                  $       9,351    $      15,078
  Total stockholders' equity (a)              43,510           46,747

                                        -------------    -------------
  Total liabilities and stockholders'
   equity                              $      52,861    $      61,825
                                        =============   =============

(a) At September 30, 2003, 12,947,337 shares were outstanding



           CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS


                                          Year Ended September 30,
                                            2003             2002
                                        -------------    -------------


Net cash used in operating
 activities                                  $(5,849)         $(1,235)

Net cash provided by (used in)
 investing activities                            280           (2,241)
                                        -------------    -------------

Net cash used before financing
 activities                                  $(5,569)         $(3,476)
                                        -------------    -------------

Net cash provided by (used in)
 financing activities                         (4,382)             903

Net decrease in cash and cash
 equivalents                                 $(9,951)         $(2,573)
                                        =============    =============



                         TELULAR CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (Dollars in thousands, except share data)

                                      Three Months Ended September 30,
                                            2003             2002
                                        -------------     ------------
                                         (Unaudited)      (Unaudited)

 Revenues                                    $11,301          $16,637
 Cost of sales                                 8,757           11,858
                                        -------------     ------------
                                               2,544            4,779

 Engineering and development expenses          1,809            1,389
 Selling and marketing expenses                2,633            2,089
 General and administrative expenses           1,314            1,124
                                        -------------     ------------
    Income (loss) from operations             (3,212)             177

 Other income (expense)                           (8)            (168)
                                        -------------     ------------

 Net income (loss)                           $(3,220)              $9
                                        =============     ============

 Net income (loss) per common share
 Basic                                        $(0.25)           $0.00
 Diluted                                      $(0.25)           $0.00

 Weighted average number of common
  shares outstanding
 Basic                                    12,948,673       12,881,506
 Diluted                                  12,948,673       12,903,832




                         TELULAR CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (Dollars in thousands, except share data)

                                          Year Ended September 30,
                                            2003             2002
                                        -------------     ------------


 Revenues                                    $62,974          $58,675
 Cost of sales                                45,299           42,196
                                        -------------     ------------
                                              17,675           16,479

 Engineering and development expenses          7,279            6,111
 Selling and marketing expenses                8,916            8,394
 General and administrative expenses           5,061            4,869
                                        -------------     ------------
    Loss from operations                      (3,581)          (2,895)

 Other income (expense)                         (324)            (114)
                                        -------------     ------------

 Net loss                                    $(3,905)         $(3,009)
                                        =============     ============

 Net loss per common share
 Basic                                        $(0.30)          $(0.23)
 Diluted                                      $(0.30)          $(0.23)

 Weighted average number of common
 shares outstanding
 Basic                                    12,889,789       12,858,682
 Diluted                                  12,889,789       12,858,682



    CONTACT: Telular Corporation
             Jeffrey L. Herrmann, 847-247-9400
             Fax: 847-247-0021
             jherrmann@telular.com